Bentley Securities Corporation
360 Lexington Avenue, 3rd Floor
New York, New York 10017
(212) 972-8700

CONFIDENTIAL

August 3, 2009

Dr. Craig A Zabala
Chairman of the Board, President & Chief Executive Officer
Blackhawk Capital Group BDC, Inc.
14 Wall Street, Suite 1100B
New York, NY 10005

Dear Dr. Zabala,

This letter (the "Agreement") will confirm the engagement of Bentley Securities Corporation ("Placement Agent") by Blackhawk Capital Group BDC, Inc., a Delaware corporation and a business development company registered under the Investment Company Act of 1940, as amended (the "Company"), as placement agent in connection with the Company's Rule 506 offering under Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), of up to $250,000,000.00 in common stock ("Securities" or “Shares”) to qualified institutional buyers ("QIBs") and "accredited investors" (as those terms are defined under the Securities Act) (the "Investors") (the “Offering”).  The Offering will be pursuant to a Confidential Private Placement Memorandum dated July 8, 2009 (“Memorandum”) and a subscription agreement and purchase questionnaire ("Subscription Agreement").  The maximum amount to be raised in the Offering is $250,000,000.00 (and 50,000,000 Shares have been sold).  There is no minimum requirement for the sale of Shares by the Company.  Closings will occur upon receipt of funds as received.  Investors must be advised that there is no minimum amount of subscriptions that must be raised in the Offering before the initial closing or any “rolling” closing can take place.  Funds will be placed into an escrow account prior to any closing.  The Company reserves the right to lower the minimum or increase the maximum at its sole discretion.  The purchase price shall be $5.00 per Share.

1.
Scope of Placement Agent's Services.  Placement Agent will assist in the distribution of Offering Materials (as hereinafter defined) to potential investors, report to the Company on the status of potential investors, assist in consummating the Offering, and perform such other services, as necessary and as requested by the Company, including, but not limited to:

(a)	familiarizing itself to the extent it deems appropriate and feasible with the business operations, financial condition, and prospects of the Company,

(b)	screening and contacting prospective investors, and

(c)	assisting in negotiations with prospective investors.

It is understood by both parties that Placement Agent intends to solicit interest from a limited number of potential Investors (QIBs and accredited investors).  Placement Agent will, in its sole discretion, determine the reasonableness of their efforts and are under no obligation to perform at any level other than what each deems reasonable.  The Company shall retain control of the Offering and shall have the right to determine (a) whether to accept and close the sale of the Securities to a specific Investor, (b) whether to close or terminate the Offering, and (c) the content of the Offering Materials. The Company shall retain control of the Offering and shall have the right to determine (a) whether to accept and close the sale of any Securities to a specific Investor, (b) whether to close or terminate the Offering, (c) whether to change any of the terms of the Offering, and (d) the content of the Offering Materials.

2.	Fees. In return for Placement Agent's services in the placement of Securities, the Company will pay Placement Agent a cash fee equal to five percent (5%) of the gross proceeds (the "Financing Fee") of any Securities placed by Placement Agent. Any Financing Fees payable to Placement Agent will be due at the respective closing date(s) of the Offering and shall be payable to Placement Agent by the Company. The Company will reimburse Placement Agent for any out-of-pocket expenses reasonably incurred in connection with this Agreement; provided, however, that any such expenses in excess of $1,000.00 will require prior approval by the Company.

3.	Term. Unless extended, the term of this Agreement shall commence August 4, 2009 and terminate on the earliest to occur of: (i) ten (10) calendar days after written notice given to the Company by Placement Agent of a potential Investor purchasing at least 50,000,000 Shares that will close on the purchase of Shares within five (5) calendar days of the date of such written notice; (ii) 180 calendar days from August 4, 2009; (iii) the date of closing and funding by any Investor of a Subscription Agreement for a minimum of 50,000,000 Shares (the "Term"); (iv) ten (10) calendar days after written notice given to Placement Agent by the Company that the Offering will be closed at the sole discretion of the Company; or (v) upon ten (10) days written notice by either party hereto. Upon any termination or expiration of this Agreement, neither the Company nor a potential Placement Investor shall have any obligation or liability to any other party under this Agreement. For a period of 180 calendar days from August 4, 2009 ("Period"), Placement Agent shall have the non-exclusive right on behalf of the Company to solicit prospective Investors who are QIBs and/or accredited investors regarding the possible sale to such Investors of Shares. During the Period, Placement Agent shall not have the right to conduct any other discussions on behalf of the Company regarding any matter other than the sale of the Shares to the prospective Investors. For purposes of clarification, the Company during the Period shall deal on a non-exclusive basis with Placement Agent concerning the sale of the Shares. The provisions in this agreement with respect to Fees and indemnification (including Exhibit A hereto) shall survive such termination.

For a period up to one year from the termination of this Agreement and if Placement Agent enters into a selling group of any subsequent securities offerings of the Company, then Placement Agent shall receive additional financing fees ("Additional Fees") if the Company sells securities to those Investors previously introduced by Placement Agent ("Protected Investors").  Prior to the termination date, Placement Agent will furnish the Company with a written list of the Protected Investors.  The Additional Fees will be equal to any underwriting or placement fees that are listed in any future offering circular or prospectus.

4.	Company Information. The Company will furnish Placement Agent such information concerning the Company as Placement Agent reasonably determines to be appropriate with respect to the Offering ("Information"). The Company shall afford Placement Agent and its counsel and representatives full and complete access to its books and records and will use commercially reasonable efforts to afford Placement Agent with full and complete cooperation of management to gather the Information on a reasonable basis. The Company recognizes and confirms that Placement Agent (a) will use and rely on the Information in performing the services contemplated by this Agreement, without independently verifying the accuracy and completeness of the same, (b) does not assume responsibility for the accuracy or completeness of the Information, and (c) will not make an appraisal of any assets or liability of the Company.

The Company hereby represents to Placement Agent that all solicitation materials prepared by the Company and used in connection with the Offering, including, without limitation, the Confidential Private Placement Memorandum (the "Offering Materials") will not, as of the date of any offer or sale in connection with the Offering, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein, not misleading, in light of the circumstances under which they were made.  If at any time an event occurs as a result of which the Offering Materials, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made when such Offering Materials are delivered to a prospective purchaser pursuant hereto, not misleading, the Company will promptly notify Placement Agent to suspend solicitation of prospective purchasers in connection with the Offering; and if the Company decides to amend or supplement the Offering Materials, it will promptly advise Placement Agent by telephone (with confirmation in writing) and will promptly prepare an amendment or supplement that will correct such statement or omission.

Placement Agent will not violate, or cause the Company to violate, any applicable federal and state securities laws in connection with the Offering.

5.	Confidentiality. Placement Agent will be bound by the confidentiality agreement entered into between the Company and Bentley Associates L.P. dated June 24, 2009.

6.	Representations and Warranties of Placement Agent. The Placement Agent represents and warrants to the Company as follows, to the best of its knowledge: (a) it is a licensed broker-dealer registered with the SEC, FINRA and State securities laws and regulations and is licensed under FINRA and State securities laws regulations to sell Securities to QIBS and accredited investors; (b) there are no judgments, orders, decrees, or like actions, or any proceedings pending, before the SEC, FINRA, any State, or any court or arbitration panel that prohibit or effect it from carrying out its obligations under this Agreement; and (c) this Agreement has been duly authorized and approved by it, does not contravene its organizational documents or any agreement or order to which it is a party, and is a legal and valid obligation binding on it.

7.	Indemnification. The Company acknowledges that Placement Agent will be acting on behalf of the Company and will require indemnification by the Company. The Company further acknowledges that Placement Agent's indemnification provisions attached hereto as Exhibit A are incorporated by reference herein or are made a part hereof for all purposes as though set forth entirely herein.

8.	Miscellaneous. The Offering will be completed in accordance with Rule 506 under Regulation D under the Securities Act and all applicable state or other jurisdictional securities laws (i.e. "blue sky" laws). All prospective Investors will be persons who qualify as QIBs and/or accredited investors under all applicable federal and state securities laws and who execute a Subscription Agreement.

The Company shall have the right to identify Investors with which it has affiliations who would be suitable QIBs and/or accredited investors for the Offering ("Company-Introduced Investors"). In the event that the Company decides that these Investors are suitable for the Offering and these Investors purchase Securities in the Offering, no fees shall be due to Placement Agent respecting Securities purchased by Company-Introduced Investors pursuant to Section 2 above.

The Company agrees that, following the closing of the Offering, Placement Agent and shall have the right to place advertisements in financial and other newspapers and journals at their own expense describing its services to the Company hereunder, provided that Placement Agent will submit a copy of any such advertisement to the Company for its approval, which approval shall not be unreasonably withheld or delayed, and that such action is not in violation of Rule 506 under Regulation D or other federal and state securities laws.

The parties agree that their relationship under this Agreement is an advisory relationship only, and nothing herein shall cause the Placement Agent to be partners, agents or fiduciaries of, or joint venture partners with, the Company or with each other.

This Agreement may not be amended or modified except in writing and shall be governed by, and construed in accordance with the laws of the State of New York.

If this Agreement reflects our mutual understanding, please execute two copies in the space indicated below and return one to us.

Very truly yours,

BENTLEY SECURITIES CORPORATION

/s/ H. Bradley Southern
H. Bradley Southern
Managing Director

BLACKHAWK CAPITAL GROUP BDC, INC.

/s/ Craig A. Zabala
Dr. Craig A Zabala
Chairman of the Board, President & Chief Executive Officer

Exhibit A

Indemnification

The Company agrees to indemnify and hold harmless the Placement Agent together with its affiliates, directors, officers, agents, and employees (Placement Agent each such entity or person, an "Indemnified Person"), from and against any and all losses, claims, damages, judgments, and liabilities, expenses, or costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including the cost of investigating, preparing for, or defending any such action or claim, whether or not in connection with litigation in which an Indemnified Person is a party, as and when incurred, directly or indirectly caused by, relating to, based upon, or arising out of Placement Agent's performance of its engagement by the Company under the letter agreement dated as of August 3, 2009, as it may be amended from time to time (the "Agreement"), or otherwise arising out of or in connection with advice or services provided or to be provided by Indemnified Persons pursuant to the Agreement, the transactions contemplated thereby, or any Indemnified Person’s actions or inactions in connection with any such advice, services, or transactions, including any Indemnified Person's sole or contributory negligence, if such activities were performed (i) in good faith and (ii) in such manner reasonably believed by such Indemnified Person to be within the scope of the authority conferred by the Agreement or by law and to be on behalf of the Company or in furtherance of the performance of Placement Agent's services under the Agreement; provided, however, such indemnification agreement shall not apply to any such loss, claim, damage, liability, or cost incurred by any Indemnified Person to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct or bad faith of such Indemnified Person.  The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the any advice or services provided by any Indemnified Persons in connection with the Agreement, the transactions contemplated by the Agreement, or any Indemnified Persons’ actions or inactions in connection with any such advice, services, or transactions except for any such liability for losses, claims, damages, liabilities, or costs found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Person’s gross negligence or willful misconduct or bad faith in connection with such advice, actions, inactions, or services.

These Indemnification Provisions shall be in addition to any liability that the Company may otherwise have to any Indemnified Person and shall extend to the following: Placement Agent, its affiliated entities, directors, officers, employees, agents, legal counsel and controlling persons of Placement Agent within the meaning of the federal securities laws, and the respective successors, assigns, heirs, beneficiaries, and legal representatives of each of the foregoing indemnified persons or entities.  All references to Placement Agent, or Indemnified Persons, in these Indemnification Provisions shall be understood to include any and all of the foregoing indemnified persons or entities.

If any action, proceeding, or investigation is commenced, as to which an Indemnified Person proposes to demand such indemnification, it will notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Person to notify the Company will not relieve the Company from its obligations hereunder except if and only to the extent that the Company’s defense of such action, proceeding or investigation is actually prejudiced by the Indemnified Person’s failure so to notify the Company.  Placement Agent will have the right to retain counsel of its own choice to represent them; however, such firm shall be acceptable to the Company, which acceptance shall not be unreasonably withheld, and unless the Company assumes Placement Agent's defense as provided below, the Company will pay the reasonable fees and expenses of such counsel, and such counsel shall to the fullest extent consistent with its professional responsibilities cooperate with the Company and any counsel designated by it.  The Company will be entitled to participate at its own expense in the defense, or if it so elects, to assume and control the defense of any action, proceeding, or investigation, but if the Company elects to assume the defense, such defense shall be conducted by counsel reasonably acceptable to Placement Agent.  Any Indemnified Person may retain additional counsel of its own choice to represent it but shall bear the fees and expenses of such counsel unless the Company shall have specifically authorized the retaining of such counsel.  The Company will not be liable for any settlement of any claim against an Indemnified Person made without its written consent.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and any Indemnified Person, on the other hand, shall contribute to the losses, claims, damages, liabilities, or costs to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Placement Agent, on the other hand.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such misrepresentation.  Notwithstanding the foregoing, Placement Agent shall not be obligated to contribute any amount hereunder that exceeds the amount of fees received by Placement Agent pursuant to the Agreement.

Neither termination nor completion of the engagement of Placement Agent or any Indemnified Person under the Agreement shall affect the provisions of these Indemnification Provisions, which shall then remain operative and in full force and effect for five years.

If any provision contained in this Exhibit A is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, or against its regulatory policy, the remainder of the provisions contained in this Exhibit A shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.  These Indemnification Provisions may not be amended or modified in any way, except by subsequent agreement executed in writing.